Exhibit 5.1(a)

November 15, 2016

The Board of Directors

Synthetic Biologics, Inc.

155 Gibbs Street, Suite 412

Rockville, MD 20850

Re:	Synthetic Biologics, Inc.

Gentlemen:

We have acted as special Nevada counsel to Synthetic Biologics, Inc., a Nevada corporation (the “Company”), in connection with the offering by the Company of up to 28,750,000 shares (the “Common Shares”), including up to 3,750,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares, of its common stock, par value $0.001 (the “Common Stock”) and warrants to purchase up to an additional 57,500,000 shares of Common Stock, including warrants to purchase up to 7,500,000 shares that may be sold pursuant to the exercise of an option to purchase additional warrants (the “Warrant Shares”) pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-206266) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included within the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement dated November 14, 2016 and the final prospectus supplement dated November 15, 2016, each filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplements”).  (The Base Prospectus and the Prospectus Supplements are collectively referred to as the “Prospectus.”)

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In connection with this opinion, we have examined the Registration Statement and Prospectus and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement entered into by the Company and Cantor Fitzgerald & Co., dated November 15, 2016, in connection with the offer and sale of the securities (the “Underwriting Agreement”) and upon such other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed herein.

November 15, 2016

Page Two

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificate and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all instruments, agreements, and other documents by the parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties.

We have further assumed that: (i) the Underwriting Agreement has been duly authorized, executed and delivered by the Company and other parties thereto; and (ii) the number of shares of Common Stock offered pursuant to the Registration Statement and the number of Warrant Shares does not exceed, at the time of issuance, the authorized but unissued shares of Common Stock.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The Common Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and the Warrant Shares when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the NRS.

November 15, 2016

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Parsons Behle & Latimer

PARSONS BEHLE & LATIMER